Exhibit 99.1


                     ADDVANTAGE TECHNOLOGIES GROUP, INC. REPORTS
                   FINANCIAL RESULTS FOR FIRST QUARTER FISCAL 2005

     Broken Arrow, Oklahoma, January 27, 2004--ADDvantage Technologies Group, Inc. (AMEX:AEY) today announced its financial results for its first fiscal quarter that ended December 31, 2004.

     Net Revenues increased by 8.6% in the first quarter 2005 to $12.3 million from last year's $11.3 million.

     Net Income grew by 8.7% for the first quarter 2005, reaching $1.5 million compared to $1.4 million in the first quarter of fiscal 2004. The gains in profit are primarily a reflection of the increase in revenues and maintaining operating margins.

     Basic income per share for the first quarter 2005 was $0.13, up 18% from the first quarter of 2004, while diluted income per share was also $0.13. The Company redeemed $8 million of the Company's convertible preferred stock in the fourth quarter that effectively resulted in the basic and the diluted income per share being the same.

     "After the exceptional performance we saw in our business last year, we are pleased that the beginning quarter of fiscal 2005 reflects a continuation of the strong growth trends for ADDvantage." said David Chymiak, Chairman. "The increasing momentum we have seen in sales of Scientific-Atlanta products as a "Master Stocking Distributor" and Motorola products reflects a growing awareness of our Value Added Reseller relationships with these companies."

     Ken Chymiak, President and CEO, commented, "We are pleased with our first quarter results. Our Company's ability to deliver in a short time span is the key to our success with many of our customers."

ADDVANTAGE TECHNOLOGIES GROUP, INC. (AMEX: AEY), through its subsidiaries, Tulsat, Lee Enterprise, NCS Industries, ComTech Services, Tulsat-Texas, and Tulsat-Atlanta distribute new and refurbished cable television ("CATV") equipment, and operate repair centers at each location. Tulsat is a Value Added Reseller ("VAR") and a Master Distributor for Scientific-Atlanta legacy products and is a distributor for most of their other products. NCS is a VAR for Motorola broadband and transmission products and national distributor for PROMAX test equipment. The Company is also a distributor for other companies such as Blonder-Tongue, Standard Electronics, Videotek, Quintech Electronics, and Corning Gilbert, among others. In addition to selling new, excess and refurbished cable television equipment throughout North America and other regions, they operate repair centers specializing in many different Original Equipment Manufacturer ("OEM") products. Tulsat is also a Third Party Authorized Repair Center for select Scientific-Atlanta products and ComTech Services is an authorized Alpha warranty repair center. For more information, please visit the corporate web site at www.addvantagetech.com or contact the Company directly at 918-251-9121.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company's reports and documents filed from time to time with the Securities and Exchange Commission.

                     ADDvantage Technologies Group, Inc.
                         Statement of Operations
                              (Unaudited)

                                           Three Months Ended
                                               December 31,
                                    2004                        2003
                                    ----                        ----

Revenues                       $ 12,261,125                $ 11,292,500

Operating Income               $  2,488,841                $  2,233,923

Net Income                     $  1,514,687                $  1,393,170

Net Income Applicable
 to Common Stock               $  1,304,687                $  1,083,170

Net Income Per Share
 of Common Stock
   Basic                       $        .13                $        .11
   Diluted                     $        .13                $        .10

Shares Used in Computing
 Net Income Per Share:
  Basic                          10,061,756                  10,011,314
  Diluted                        10,117,873                  12,080,044



Contact:  ADDvantage Technologies Group, Inc. l605 E. Iola  Broken Arrow, OK
          Ken Chymiak    (9l8) 25l-2887
          David Chymiak  (9l8) 25l-2887
          Dee Cooper     (9l8) 25l-9l2l